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                                                                EXHIBIT 10.1

The Sirena Apparel Group, Inc.
10333 Vacco Street
South El Monte, California 91733-0307

Gentlemen:

When signed below in the places provided, the following shall constitute the agreement between The Sirena Apparel Group, Inc. (hereinafter referred to as "LICENSEE") and Anne Klein Company LLC ("LICENSOR") with respect to the subject matter hereof.


1. DEFINITIONS. Each of the following terms shall have the meanings given it in this section when used in this Agreement:

         1.01. (a) "COMPANY'S MARKS" shall mean the trademarks "ANNE KLEIN", [ * ].

                (b) "LICENSED MARKS" shall mean the trademark "ANNE KLEIN", as shown on EXHIBIT A attached hereto and made a part hereof, and such logos as may be approved from time to time.

                (c) "COMPANY'S TRADENAME" shall mean the tradename "ANNE KLEIN".

         1.02. (a) "ARTICLES" shall mean women's intimate apparel, specifically bras, shapewear and daywear (i.e., panties, camisoles, slips and other similar items), excluding those underpants and undershirts generally of a unisex styling and packaged for sale through various channels of distribution in addition to women's lingerie departments of traditional department stores and lingerie specialty stores (the "EXCLUDED ARTICLES").

                (b) "LICENSED ARTICLES" shall mean all Articles which are manufactured by or for Licensee from designs delivered or approved by Licensor hereunder including any such Licensed Articles distributed by Licensee without the Licensed Marks.

                (c) "PRODUCT CATEGORY" shall mean any specific category of Articles (i.e., "Bras", "Shapewear" or "Daywear", but not the individual items within a category) or if the context suggests, each such category treated separately.

---------

* Material omitted in sections 1.01(a), 2.01(c) and (d), 2.02(c), 2.03(c)(iii), 7.01(b)(ii) and (v), 7.02(a)(i), 8.01, 8.02, 9.01, 18, 18.02(a), 18.03 and
  18.05(f), and Schedules 1.05(A), 1.05(B), 2.03, 10.02 and 18.06 pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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         1.03.  (a) "NET SALES" shall mean the aggregate invoiced amount at the prevailing wholesale price for all Licensed Articles shipped by Licensee or any of its affiliates ("GROSS SALES"), less included taxes, returns actually received and trade discounts customary in Licensee's industry for prompt payment, but only to the extent such discounts are actually granted by Licensee and taken by Licensee's customers. No deduction shall be made for any accruals or reserves for returns, or for discounts, markdowns, allowances or uncollectible accounts and no deduction shall be taken for bad debts or collection costs incurred by Licensee. No other costs incurred in the manufacturing, advertising, promoting, distributing and selling of Licensed Articles shall be deducted. If a sale, transfer or other disposition is made otherwise than at arm's length, the "NET SALES" of such Licensed Articles shall be deemed to be the "Net Sales" of a corresponding sale at arm's length at the prevailing wholesale price to accounts in Normal Retail Channels (as hereinafter defined) in the United States.

                (b) Without limiting the generality of the foregoing, with respect to Discontinued Goods (as hereinafter defined), "Net Sales" shall mean the aggregate invoiced amount for Discontinued Goods shipped by Licensee or any of its affiliates, less included taxes and returns actually received, but without deduction for allowances of any kind or for any purpose; provided, however, that for Discontinued Goods in excess of the quantity permitted in Paragraph 2.03(b) below, the "Net Sales" of such Discontinued Goods shall be deemed to be the "Net Sales" of a corresponding sale at arm's length at the prevailing wholesale price to accounts in Normal Retail Channels in the United States except as Licensor may from time to time expressly agree otherwise.

                (c) Notwithstanding the foregoing, if Licensee (or any parent, subsidiary or affiliated company of Licensee) operates outlet stores (hereinafter, "LICENSEE'S OUTLETS") or sells Licensed Articles through Alternative Distribution Channels (as defined below), then with respect to sales of Licensed Articles by Licensee's Outlets or through said Alternative Distribution Channels, "NET SALES" shall mean the actual aggregate amount received by Licensee's Outlets on account of said sales or by Licensee for sales made directly through Alternative Distribution Channels, as applicable.



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         1.04.  "TERRITORY" shall mean the United States of America but not including its territories and possessions. Upon Licensee's written request, Licensor may elect in its discretion to grant Licensee permission to distribute Licensed Articles in a particular country (or countries) of the world outside of the Territory, including for this purposes territories and possessions of the United States, (hereinafter referred to as the "FOREIGN TERRITORY"), subject to the terms and conditions set forth in section 18 below. For the avoidance of doubt, distribution of Licensed Articles to "duty-free" shops for sale to international travelers and to airlines and cruise ship lines for on-board sales shall be deemed distribution in a Foreign Territory, also subject to the terms and conditions set forth in Section 18 below.

         1.05. (a) "NORMAL RETAIL CHANNELS" shall mean (a) those retail outlets in the Territory to which Licensor sells products bearing the Company's Marks and (b) subject to Licensor's reasonable approval, such other retail outlets in the Territory whose location, merchandising and overall operations are consistent with the high quality of Licensed Articles and the reputation, image and prestige of the Company's Marks. Attached hereto as Schedule 1.05(A) is a list of those retail outlets in the Territory approved by Licensor for sale of products bearing the Company's Marks and attached hereto as Schedule 1.05(B) is a list of additional approved retail outlets for Licensed Articles. Each
Schedule is current as of the date of execution of this Agreement and may be modified and supplemented by Licensor and/or by Licensee from time to time.

                (b) "Alternative Distribution Channels" shall mean direct mail or television shopping networks or "on-line" or such other means of reaching the ultimate consumer (other than through traditional retail outlets) as may hereafter be devised. Licensor's prior written approval to use an Alternative Distribution Channel shall be obtained in each instance. Sales by Licensee to direct mail catalog divisions of traditional retailers shall not be deemed sales through Alternative Distribution Channels. References in this Agreement to Normal Retail Channels shall, unless the context indicates otherwise, also mean approved Alternative Distribution Channels.



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         1.06.  (a) "CONTRACT YEAR" shall mean the twelve-month period commencing January 1 and ending the next following December 31, provided, however, that the "INITIAL CONTRACT YEAR" shall commence on the Effective Date and shall terminate on December 31, 1999.

                (b) "ACCOUNTING PERIOD" shall mean each three-month calendar period ending March 31, June 30, September 30 and December 31, respectively, or such shorter period in which Licensee has rights to distribute Licensed Articles hereunder. Notwithstanding the foregoing, the "INITIAL ACCOUNTING PERIOD" shall mean the period beginning on the Effective Date and ending September 30, 1999.

                (c) "EFFECTIVE DATE" shall mean the later of the date this Agreement is executed by Licensor and the date it is executed by Licensee.

         1.07. "DISCONTINUED GOODS" shall mean only those Licensed Articles which are sold by Licensee at a wholesale price which is at least thirty-three percent (33%) less than the prevailing wholesale price at which Licensee has customarily sold such Licensed Articles and which are shipped (a) at the end-of-season as closeouts or (b) as damaged goods such as seconds or irregulars labeled as seconds or irregulars.


2.       GRANT.

         2.01. (a) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee during the Term (as hereinafter defined) the exclusive right only in the Territory to use each Licensed Mark as a trademark only on and in connection with the manufacture, advertising, promotion, distribution and sale in Normal Retail Channels, except as otherwise agreed in paragraph 2.03(b) below, of the Licensed Articles. It is expressly understood and agreed that the manufacturing rights herein granted to Licensee do not include the right to manufacture Licensed Articles for the sole purpose of selling such Licensed Articles as Discontinued Goods.

                (b) Licensee acknowledges that, at the date hereof, Licensor sells products bearing the Company's Marks in those categories known in the women's retail apparel industry in the Territory as "bridge" and that such products address the career and casual needs of Licensor's



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target customer including without limitation so-called "special sizes". Licensee agrees that the Licensed Articles offered hereunder shall correspond to Licensor's products; that is, the Licensed Articles shall be manufactured, advertised, promoted, distributed and sold in a manner and at price-points appropriate to those categories known in the women's retail apparel industry in the Territory as "bridge" and the Licensed Articles shall address the career and casual needs of Licensor's target customer including without limitation so-called "special sizes". Without limiting the generality of the foregoing, Licensee acknowledges and agrees that Licensed Articles offered hereunder shall include so-called "full figure" and "mastectomy" Articles.

                (c) Licensee acknowledges that, at the date hereof, Licensor has not approved the use by Licensee of Company's Mark, [ * ], hereunder. In the event Licensor determines, in its sole discretion, to permit use of [ * ] as a trademark on and in connection with Articles, Licensor shall promptly notify Licensee and thereafter [ * ] shall be deemed a Licensed Mark for all purposes hereunder.

                (d) Licensor reserves all rights to Company's Marks, including the Licensed Marks, except those rights specifically granted herein to Licensee, and Licensor may exercise such rights at any time. Without limiting the generality of the immediately preceding sentence, Licensor's reserved rights include the right to use and to license any of said Marks as part of a new trademark (the "NEW TRADEMARK") to be used by Licensor or its designee (which may or may not be a related company) on or in connection with new product lines introduced by Licensor or its designee as part of a new apparel business (which may include Articles) to be conducted by Licensor or said designee. If, during the Term (as hereinafter defined), Licensor desires to market a line of Articles bearing a New Trademark (the "NEW LINE"), Licensor shall notify Licensee, in writing, thereof. Licensee shall have the first right and option to manufacture, advertise, promote, distribute and sell said New Line pursuant to this agreement, as amended to include such additional or different terms and conditions as may be set forth in Licensor's notice. For purposes of this paragraph, Company's Marks [ * ] and [ * ] shall be deemed New Trademarks.

                (e) Nothing in this Agreement shall be construed to limit Licensor's rights to use the Licensed Marks on or in connection with Articles to be presented and sold by Licensor as



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part of its collections or by Licensor's designee separately as part of a
"designer collection" line of products intended to be sold at a price structure relative to Articles in general which is comparable to the price structure of a "designer" sportswear collection relative to women's better sportswear in general, as those terms are used in the women's retail apparel industry at the date of execution of this Agreement.

                (f) If, during the Term (as hereinafter defined), Licensor desires to market a line comprised substantially of Excluded Articles bearing any of Company's Marks (the "EXCLUDED ARTICLES LINE"), Licensor shall notify Licensee, in writing, thereof. Licensee shall have the first right and option to manufacture, advertise, promote, distribute and sell said Excluded Articles Line pursuant to this agreement, as amended to include such additional or different terms and conditions as may be set forth in Licensor's notice. If Licensee desires to exercise such right and option, Licensee shall notify Licensor in writing within thirty (30) days after its receipt of said written notice from Licensor. If Licensee fails to exercise its said right and option, Licensor may grant a license covering the Excluded Articles Line to any third party which license shall contain material terms and conditions not more favorable to such third party than the material terms and conditions set forth herein and in Licensor's notice.

                (g) In addition to the rights granted herein for Licensed Articles, subject to the terms and conditions of this Agreement, Licensor grants to Licensee during the Term (as hereinafter defined) the right only in the Territory to use the Licensed Mark only as a trademark on and in connection with the manufacture, advertising, promotion, distribution and sale in Normal Retail Channels and in approved Alternative Distribution Channels of lingerie bags, slippers, boudoir sachets, sleep/eye masks and such other similar items as Licensor and Licensee may identify from time to time (collectively, "RELATED ITEMS") from designs delivered or approved by Licensor hereunder. Licensee's rights with respect to the product categories comprising Related Items shall be non-exclusive. Related Items shall be distributed by Licensee in conjunction with its Licensed Articles and shall not be offered as stand-alone products but only to buyers of Licensed Articles to be merchandised with Licensed Articles. Except as set forth in this paragraph, Related Items shall be subject to all conditions applicable to Licensed Articles hereunder.



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         2.02.  (a) Except as hereinafter provided or otherwise approved by
Licensor, all Licensed Articles shall bear the Licensed Marks, and no Licensed Articles shall be sold or otherwise distributed by Licensee under any trademark other than the Licensed Marks including, without limitation, under a private label of Licensee or any customer of Licensee.

                (b) Licensee shall not use the Licensed Marks on or in connection with any product or activity which is not the subject of this Agreement, including without limitation on Articles or any other product manufactured from designs neither provided nor approved by Licensor or on Articles or any other product distributed by any person or entity, including Licensee, as premiums, promotions, give-aways or fund-raisers except with Licensor's express prior approval.

                (c) Licensee shall not manufacture, or cause the manufacture of, any products bearing designs or of a styling or construction the same as or substantially similar to the designs, styling or construction of any Licensed Articles regardless of whether from the current season; provided, however, that
(i) the foregoing prohibition shall not apply to those Articles which the parties designate as "generic" and (ii) with respect to Unique Styles (as defined in paragraph 4.04(b) below), with Licensor's express prior written approval (which shall not be unreasonably withheld or delayed) Licensee may offer for sale and sell Articles of a styling or construction the same as or substantially similar to the styling of said Unique Styles for delivery not sooner than the corresponding season following the introductory seasonal collection incorporating said style or construction as a Licensed Article hereunder, it being understood and agreed by Licensee that Licensor shall not be deemed to act unreasonably in denying approval with respect to any element which constitutes Protectible Material hereunder. Without limiting the generality of the foregoing, Licensor acknowledges that Licensee produces Articles on a private label basis for specialty retailers such as [ * ], and Licensee acknowledges and agrees that the approval requirement stated in subparagraph
(ii) of this paragraph 2.02(c) applies to these or other private label Articles. With respect to [ * ], Licensor may in its sole discretion condition its approval under this paragraph on Licensee's agreement to identify particular such private label Articles derived from Unique Styles



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as [ * ] and all such Articles shall be deemed Licensed Articles for purposes of computing royalties and Image Fund Payments (as defined below) hereunder.

                (d) Except for its licensed use of the Licensed Marks hereunder, Licensee shall not adopt or use any mark, logo, insignia or design that is likely to be confusingly similar to or cause deception or mistake with respect to any of the Licensed Marks. Licensee shall not join any name or logo with the Licensed Marks so as to form a new mark, except with the prior written approval of Licensor, nor shall Licensee use any Licensed Marks as part of its corporate name. However, subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee the limited, non-exclusive right to use Company's Tradename in connection with the marketing, distributing, advertising, promotion and sale of Licensed Articles hereunder. Licensee's employees may represent themselves as being representatives of or being from "ANNE KLEIN INTIMATES".

         2.03. (a) Licensee shall use its best efforts to exploit the rights herein granted throughout the Territory and to sell the maximum quantity of Licensed Articles therein consistent with the high standards and prestige represented by the Licensed Marks. Notwithstanding the foregoing, Licensee shall not sell Licensed Articles for resale except for resale to a consumer for personal use and, except for sales made to or for resale in a Foreign Territory in accordance with Section 18 below, Licensee shall not sell Licensed Articles to any entity which it knows or has reason to believe intends to export Licensed Articles from the Territory. Licensor and Licensee acknowledge that the Licensed Articles are intended to be of the highest quality in the applicable market segment and marketed in a manner commensurate with Licensor's standing and reputation in the apparel industry. Accordingly, and in order to maintain the reputation, image and prestige of Licensor and the Licensed Marks, Licensee's primary distribution patterns shall consist of Normal Retail Channels. For clarification: Licensor acknowledges that Licensee has retained representatives who show the Licensed Articles to customers through regional markets throughout the United States. Licensee hereby expressly agrees to inform its representatives of the foregoing and acknowledges that the acts of said representatives shall be deemed Licensee's acts for all purposes hereunder.



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                (b) Notwithstanding the foregoing, Licensee may sell
Discontinued Goods to Licensee's Outlets or to those end-destination outlet stores operated by Fashions of Seventh Avenue, Inc. under the name "ANNE KLEIN OUTLET" (collectively, the "OUTLETS") and to other appropriate retail outlets for Discontinued Goods, subject to Licensor's reasonable approval; provided, however, that, calculated separately with respect to each Product Category, the number of units of Licensed Articles sold as Discontinued Goods shall not exceed twenty percent (20%) of the aggregate manufactured units of such Product Category (except as Licensor may expressly agree). Seconds, irregulars and damaged goods shall always be marked as such. Licensee shall advise its buyers of Discontinued Goods (including the Outlets) that Licensee does not have the right to use or to authorize others to use the Licensed Marks in advertising or selling the Discontinued Goods. Attached hereto as Schedule 2.03 is a list of those currently-approved retail outlets to which Licensee may sell Discontinued Goods hereunder. Said Schedule is current as of the Effective Date and may be modified or supplemented from time to time.

                (c) Notwithstanding any contrary provision of this Agreement, in addition to Discontinued Goods, Licensee shall be permitted to offer for sale and sell certain specially-produced Licensed Articles to the Outlets ("Special Products"), subject to the following terms and conditions:

                    (i) Licensor and Licensee shall from time to time review the quantity and styles of Licensed Articles which may be manufactured, offered for sale and sold as Special Products to the Outlets.

                    (ii) All Licensed Articles sold as Special Products shall bear royalties as provided in paragraph 9.01 below. Such royalties shall be computed, accounted for and paid in accordance with this Agreement; provided, however, that (A) the Sales Royalty on Net Sales of Special Products shall not be reduced by any unrecouped Guaranteed Minimum Royalty payments, returns, allowances or discounts nor shall such Sales Royalty paid in any particular Contract Year be included in determining whether any increase is to be made in the amount of the Guaranteed Minimum Royalty to be paid in the next following Contract Year and (B) on Licensee's statements, Net Sales of Special Products shall be shown separately from other sales.



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                    (iii) All Licensed Articles manufactured for sale as Special
Products shall bear the Licensed Mark [ * ] in a form approved by Licensor.

                    (iv) For clarification: Special Products shall not be considered "Discontinued Goods" for any purpose hereunder.

         2.04. (a) During the Term (as hereinafter defined), Licensee shall not negotiate with respect to, enter into agreements relating to, or participate in business transactions which are inconsistent with the purpose of this Agreement or which would tend to have a material adverse effect on Licensee's ability to meet its obligations under this Agreement. Without limiting the generality of the foregoing, during the Term, Licensee shall not manufacture and/or market any line of Articles bearing the name or trademark of a designer of women's clothing items or fashion accessories other than the Licensed Articles.

                (b) In the event that Licensee contemplates entering into a license with a designer of women's clothing items or fashion accessories to manufacture, advertise, promote, distribute and sell Articles in the Territory, Licensee shall promptly inform Licensor and shall provide Licensor with sufficient information concerning the proposed transactions to enable Licensor to make an informed decision whether in its discretion, the nature of the proposed license or the parties participating therein would materially adversely impact upon or affect the Licensed Marks or their use in connection with the Licensed Articles or Licensee's ability to meet all of its obligations under this Agreement. Licensor shall notify Licensee of its decision within twenty
(20) business days after it receives all of the information referred to in the preceding sentence or such other additional information as Licensor may reasonably request. If Licensor approves the proposed license, which approval must be in writing, and the advertising/exploitation commitments under such license are greater than that provided for hereunder, this Agreement shall automatically be deemed to increase the aggregate of the Image Fund Payment and the Minimum Advertising Obligation (as those are defined below) to the amounts provided in such license for comparable periods of time. Licensee shall notify Licensor promptly upon making any such other designer license agreement, including in such notice the identity of the designer and the advertising/exploitation commitment contained in said agreement.



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         2.05. In the event of any dispute between Licensee and any other licensee of Licensor in the Territory with respect to the products covered by their respective licenses, such dispute shall be resolved in good faith by Licensor in its sole discretion.

                (a) Without limiting the generality of the foregoing, Licensee acknowledges that Licensor has or may enter into licenses with third parties for hosiery and/or "activewear" and that such licensees may distribute and sell products (such as, but not limited to, banded body-wear, control-top panty hose or tights, in the case of hosiery, and banded body-wear, sports-bras or bike shorts, in the case of activewear) and that the sale of such products by such licensees other than to intimate apparel buyers of department stores or large specialty stores (such as Saks Fifth Avenue) who are not also the hosiery or activewear (as applicable) buyers shall not be deemed a breach of this Agreement or a violation of or infringement upon Licensee's rights hereunder.

                (b) In addition, Licensee acknowledges that Licensor may from time-to-time grant another licensee a limited non-exclusive right to produce and distribute Articles bearing the Licensed Marks as so-called "related items" (e.g., sleep masks distributed to said other licensee's customers of sleepwear) or as "gifts-with-purchase" (e.g., a lingerie bag). In resolving a dispute with respect to the products covered by particular licenses or in conjunction with a grant of rights for related items, if appropriate, Licensor shall notify Licensee and Licensee shall have the first right and option to manufacture such product pursuant to an agreement of the parties as to price, quality and timing of delivery. The parties shall establish an appropriate procedure to effectuate the option herein given, it being understood that notice and agreement, if oral, shall be promptly confirmed in writing.

                (c) Without limiting the generality of the foregoing, with respect to those products to be sold by Licensee as Related Items hereunder, Licensee acknowledges that Licensor may have granted to another licensee the first right and option to manufacture similar products (an "OPTION") pursuant to an agreement of the parties as to price, quality and timing of delivery. In the event Licensee intends to market Related Items to which an option applies, Licensee shall notify Licensor who will assist Licensee and the licensee holding such option to establish an appropriate procedure to effectuate the option, it is being understood that notice and agreement, if oral, shall be promptly confirmed in writing.



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3.       TERM.

         3.01. The term of this Agreement (the "TERM") shall commence on the Effective Date and shall continue in full force and effect until December 31, 2002 unless earlier terminated pursuant to the terms and conditions of this Agreement or upon the mutual agreement of Licensor and Licensee in a writing signed by both.

         3.02. (a) Time is of the essence with respect to all payments hereunder. If Licensee fails to make any payment in full due hereunder, (i) Licensee shall pay interest on such unpaid sum from and including the date such payment becomes due until the date of payment in full at a rate equal to the prime rate prevailing in New York, New York at Citibank, N. A., from time to time during the period of such delinquency, plus two percent (2%) and (ii) if such default continues uncured for a period of ten business (10) days (the "PAYMENT GRACE PERIOD") after the date such payment becomes due, Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee. If any payment to be made hereunder shall be due on a day which is not a business day, the due date of such payment shall be extended to the next business day.

                (b) If Licensee otherwise fails to perform any of the other material terms, conditions, agreements or covenants it is obligated to perform hereunder and (i) such breach is curable but continues uncured for a period of thirty (30) days after Licensor gives Licensee written notice thereof; or (ii) if said breach is curable but not within thirty (30) days and all reasonable steps necessary to cure have not been taken within thirty (30) days after Licensor gives Licensee written notice of breach, Licensor may terminate the Term immediately upon giving notice at any time after said thirtieth (30th) day, without prejudice to any other rights of Licensor.

                (c) If Licensee otherwise fails to perform any of the other material terms, conditions, agreements or covenants it is obligated to perform hereunder and such breach is not curable, Licensor may terminate this Agreement immediately upon giving notice at any time, without prejudice to any other rights of Licensor.

                (d) Without limiting the generality of the foregoing, if Licensee conducts its business hereunder in a manner which requires Licensor to give two (2) or more notices in any



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consecutive twelve 12 month period pursuant to this paragraph 3.02 to obtain
Licensee's compliance with this Agreement, Licensor may elect to terminate this Agreement forthwith and such termination shall be effective immediately upon Licensor's giving notice.

         3.03. Licensor shall have the right, without prejudice to any other rights which it may have, to terminate the Term, effective immediately upon Licensor's giving notice:

                (a) If by the time indicated in the introductory marketing plan described in paragraph 7.01 (a) below (but not later than August, 1999), Licensee has not begun the bona fide sale of the Licensed Articles and within a reasonable time thereafter has not achieved commercial distribution through Normal Retail Channels in the Territory reasonably consistent with the agreed-upon business plan; or

                (b) If with respect to each Product Category bearing a Licensed Mark, Licensee shall have failed to continue the manufacture and sale of any Licensed Articles in commercial quantities for a period longer than one selling season (except as Licensor otherwise expressly agrees) or if with respect to a particular Licensed Mark, Licensee fails to use said Licensed Mark for a period longer than one selling season after Licensor expressly requests such use; provided, however, that Licensor shall terminate this Agreement only as to the Product Category or Licensed Mark not being manufactured and sold. Thereafter, notwithstanding any contrary provision hereof or implication contained herein, Licensor may grant a license for the said Product Category or Licensed Mark to any third party and such grant shall not be deemed a violation of or infringement upon any of the rights of Licensee pursuant to the terms of this Agreement; or

                (c) If Licensee shall fail, during any two (2) consecutive Contract Years (a "TARGET PERIOD") hereunder, to achieve Net Sales from distribution through Normal Retail Channels in an amount sufficient to allow Licensee to recoup the aggregate Guaranteed Minimum Royalty payable by Licensee during said Target Period.

         3.04. Licensor shall have the right to terminate the Term effective immediately upon written notice to Licensee:



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                (a) If Licensee commences or becomes the subject of any case or proceeding under any applicable federal, state or foreign bankruptcy laws or if a court appoints a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Licensee and any such involuntary proceeding or appointment is not discharged within sixty (60) days; or

                (b) if Licensee defaults on any material obligation which is secured by a security interest in any Licensed Articles; or

                (c) if Licensee takes or is the subject of any other action which may have a material adverse effect on its ability to perform its material obligations hereunder.


4.       DESIGN SERVICES/TECHNICAL ASSISTANCE.

         4.01. During each Contract Year, Licensee shall manufacture or have manufactured, distribute, and sell in each of the usual and customary innerwear markets (which at the Effective Date of this Agreement are held in New York in January, March, May, August and November with corresponding regional markets) collections of Licensed Articles in accordance with the designs and specifications provided or approved by Licensor from time to time. The first collection shall be the Holiday 1999 collection.

         4.02. (a) Licensee, at its expense, shall employ an appropriate staff of designers and merchandisers (product development employees/"line builders"), reasonably acceptable to Licensor, to assure that Licensed Articles are consistent in design and quality with the highest quality Articles in the applicable market segment and with Licensor's standing and reputation in the apparel industry and with the public.

                (b) In advance of the design phase for each seasonal collection, Licensee shall provide Licensor with its merchandising plan for said collection, including a report (by style) of sales performance of Licensed Articles from prior collections, Licensee's assessment of market needs and competitive positioning. Licensee also shall provide Licensor with access to its design library/ archives, if any, to assist Licensor in connection with development of ideas for Licensed Articles.



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                (c) For each collection of Licensed Articles, at such times as the parties shall mutually agree, Licensor shall prepare and deliver to Licensee design direction for the styles of Licensed Articles proposed to be included in such collection and, in consideration of the technical requirements of Articles, Licensee shall prepare and deliver to Licensor for its approval specific designs, which shall reflect Licensor's design direction as well as Licensee-developed designs, for styles of Licensed Articles proposed to be included in such collection. The various collections of Licensed Articles shall aggregate such number of styles of Articles (which may include styles from prior collections ("CARRYOVERS") as well as styles) as the parties mutually agree, it being understood and agreed by Licensee that each collection shall have an appropriate representation of each Product Category. Licensee further agrees that so long as a particular style remains generally available as a Licensed Article (including through EDI or "Quick Response" or other replenishment mechanism) that style shall not be sold as Discontinued Goods (except for seconds/irregulars or discontinued colors). For purposes of this paragraph, the term "DESIGN DIRECTION" means general design direction, including pattern, texture, coloration, materials and fabrications (as defined below). For clarification: Designs submitted by Licensee, including proposed materials and fabrications, must be approved by Licensor in accordance with paragraph 4.05 herein.

                (d) Licensee shall identify to Licensor (in writing) its requirements for tags, labels and packaging ("PACKAGING MATERIALS") to be used in connection with Licensed Articles. Licensor shall provide designs and specifications for said Packaging Materials and Licensee shall produce the Packaging Materials in accordance with said designs and specifications.

                (e) Licensee shall identify to Licensor (in writing) its requirements for closures and trim, including without limitation ribbons, laces and embroideries, embodying the Licensed Mark or logos derived from the Licensed Mark ("TRIM MATERIALS") to be used in connection with Licensed Articles. Licensor shall provide designs and specifications for said Trim Materials and Licensee shall produce said Trim Materials in accordance with the designs and specifications. Uses of the Licensed Mark or any of Company's Marks as a design element may be proposed by either Licensor or Licensee, but all such uses must have Licensor's express prior approval.

                (f) If Licensor incurs any costs in connection with the development of Packaging Materials and/or Trim Materials exclusively for Licensee, Licensee shall reimburse Licensor promptly after receipt of Licensor's invoice therefor. Without limiting the generality of the foregoing, if Licensee so requests, Licensor agrees that in development of Packaging Materials and/or Trim Materials exclusively for Licensee, Licensor will work with Licensee's usual resources for such Materials, it being the parties' intent to obtain the highest quality Materials at the most favorable cost.

                (g) Given the technical considerations in the design and development of Articles, particularly Bras and Shapewear, Licensee shall use its reasonable good faith efforts to seek out and/or to develop fabrications ("LICENSEE FABRICATIONS") for Articles and to submit all such Licensee Fabrications to Licensor for possible use in connection with Licensed Articles. If Licensor elects to use a Licensee Fabrication in connection with Licensed Articles, such Licensee fabrications shall be deemed Unique Styles (as defined in paragraph 4.04(b) below) hereunder. In addition, at Licensor's request, Licensee shall attempt to develop new fabrications to respond to Licensor's specifications ("LICENSOR FABRICATIONS") and all such Licensor fabrications shall be deemed Unique Styles. As used herein, "FABRICATIONS" shall mean new fabrics, materials and other potential components (collectively).

         4.03. (a) Licensor shall not be responsible for making samples. However, Licensee agrees that from time to time it may be appropriate for Licensor's representative to visit Licensee's factories or to attend one or more appropriate major trade show(s), as agreed by the parties in advance, ("LICENSOR TRAVEL") and Licensee agrees to reimburse Licensor for Licensee's pro rata portion of Licensor's expenses incurred with respect to Licensor's Travel.

                (b) Licensee expressly acknowledges that all sample Licensed Articles, whether made by Licensor, Licensee or under their authority, will be Licensor's property and Licensee shall surrender these samples to Licensor immediately upon the expiration or termination of the Term or sooner if Licensor so requests.

         4.04. (a) Licensor acknowledges that Licensee employs quality standards for Articles manufactured by it and Licensor agrees that, in connection with the design and development of Articles, it shall take such standards into account; provided, that where Licensor's design standards and requirements are of a higher level than Licensee's normal quality standards, Licensee shall manufacture Licensed Articles in complete compliance with Licensor's design standards and requirements. Without limiting the generality of the foregoing, Licensor hereby approves the quality standard reflected in Articles manufactured for Licensee by those factories identified on Schedule
4.04 attached hereto and made a part hereof at the Effective Date, it being understood and agreed that if Licensee elects to employ any additional factory(ies), the employment of such factory(ies) shall be subject to Licensor's approval in each instance.

                (b) Licensee expressly acknowledges that all Protectible Materials (as defined below) (including but not limited to fabrications and Trim Materials) designed or, in the case of Licensor fabrications conceptualized, by Licensor without input from Licensee which are clearly unique or distinctive ("UNIQUE STYLES") and all rights therein or thereto are and shall be the property of Licensor, it being understood and agreed that Protectible Materials which embody Company's Marks or a Company logo shall be designated Unique Styles whether designed by Licensor, Licensee or both. Except as otherwise expressly approved by Licensor in accordance with paragraph 2.02(c) above, all Unique Styles shall be used by Licensee solely in connection with the manufacture, distribution and sale of Licensed Articles in the Territory and pursuant to this Agreement. Licensor may use and permit others to use the Unique Styles in any manner it desires, provided that such use does not conflict with any rights granted to Licensee hereunder and provided further that Licensor does not sell or otherwise give any Unique Styles to any other manufacturer of Articles unless the Articles incorporating such Unique Styles are to be sold outside of the Territory.

         4.05. Without limiting the generality of the foregoing, so that Licensor shall be satisfied that Licensee continuously will be able to meet and maintain the standards and specifications established by Licensor for the Licensed Articles:

                (a) Licensor and Licensee shall establish appropriate timetables and procedures under which periodically throughout the development process of Licensed Articles Licensee shall make available to Licensor the styles, designs, materials, fabrications, Trim Materials, Packaging Materials and contents of each collection of all Licensed Articles for Licensor's approval as to design interpretation, workmanship and quality and to assure that all Licensed Articles are reasonable facsimiles of designs approved by Licensor. In advance of Licensee's Market opening of each collection Licensee shall make available to Licensor for approval samples of each complete collection of Licensed Articles intended to be offered in that Market together with or including the Packaging Materials intended to be used with them. Licensee expressly acknowledges and agrees that if samples are not made available to Licensor in sufficient time prior to Market opening for Licensee to make changes requested by Licensor in unapproved Articles, Licensor and Licensee shall agree upon changes to be made prior to commercial production and Licensee shall submit production samples for Licensor's approval or Licensee shall remove said unapproved Articles from its collection of Licensed Articles.

                (b) After Licensor's approval of a collection of Licensed Articles is given, Licensee shall not make any change in the Licensed Articles or the Packaging Materials for Licensed Articles without Licensor's express prior approval, it being the intent of the parties that the Licensed Articles offered for sale and sold in any collection shall be those approved for inclusion in said collection. No Licensed Articles shall be manufactured in commercial quantities, sold or distributed by Licensee without Licensor's express prior approval.

                (c) Licensee expressly agrees and acknowledges that Licensor's decision to give its approval pursuant to this Agreement may be based solely on Licensor's subjective standards and may be withheld in Licensor's sole and absolute discretion. For purposes of this Agreement, only the President of Licensor, or a designated alternate, may give approval on behalf of Licensor.

                (d) An approval given by Licensor for Licensed Articles to be included in or Packaging Materials to be used by Licensee with one collection shall not be construed as approval to include or use said Licensed Articles or Packaging Materials in or with any other collection except as Licensor may expressly agree with respect to carryovers. Licensor expressly reserves the right to review Licensee's entire line of Licensed Articles from time to time for the purpose of deleting any previously-approved style which Licensor deems, in its sole discretion (which shall not be unreasonably applied), no longer appropriate for distribution as a Licensed Article. Following such deletion, Licensee may, for a reasonable period (which shall not exceed six months) to be mutually agreed, fill its existing orders for deleted styles and/or sell off its existing on-hand inventory of deleted styles.

                (e) With respect to any matter hereunder for which Licensor's approval is required, if Licensee timely submits Licensed Articles and/or Packaging Materials or other materials for which Licensor's approval is required and Licensor fails to disapprove any of them within ten (10) business days after Licensor's receipt thereof (or such longer period as Licensor may reasonably request), Licensor's approval shall be deemed given solely for the use for which approval was sought.


5.       CONFIDENTIALITY.
         5.01. Licensee and Licensor acknowledge that all information relating to the business and operations of the other which each acquires, learns or has learned during or prior to the Term, all special design concepts which either party provides and has provided to the other and all sketches and designs, including without limitation coloration and fabrication, and sourcing information and manufacturing contractors, (the "CONFIDENTIAL INFORMATION") received by either party from the other which are not commonly or currently known in the marketplace are valuable property of the applicable party. Each Party acknowledges the need to preserve the confidentiality and secrecy of such Confidential Information and agrees that, during the Term and after the expiration or other termination thereof, it shall not use or disclose same, except to the extent expressly provided herein, and it shall take all necessary steps to ensure that use of Confidential Information by it or by its contractors and suppliers (which use shall be solely as necessary for, and in connection with, the manufacture, distribution, sale, advertising and promotion of Licensed Articles) shall preserve such confidentiality and secrecy in all respects. Without limiting or impairing any other indemnification provision contained herein, each party hereby agrees to release, defend, hold harmless and indemnify the other against any and all claims, damages, causes of action, judgements, settlements, fines and other costs of any kind, (including reasonable attorneys' fees) which may be suffered by the indemnified party as a result of any breach by the breaching party or any of its contractors of the provisions of this paragraph. The provisions of this paragraph and the parties' obligations hereunder shall survive the expiration or termination of the Term.


6.       MANUFACTURE OF LICENSED ARTICLES; QUALITY CONTROL.

         6.01. Licensee shall not use the Licensed marks in a manner that would be offensive to good taste or would injure the reputation of Licensor and/or the Licensed Marks. The contents and workmanship of Licensed Articles shall at all times be of the highest quality in the applicable market segment and Licensed Articles shall be distributed, offered for sale and sold with Packaging Materials and Trade Materials (as defined below) appropriate for said highest quality Articles and consistent with Licensor's standing and reputation in the apparel industry and with the public as a first rate apparel firm.

         6.02. (a) In connection with its manufacture of Licensed Articles, Licensee shall assure that, in addition to abiding by the terms of this Agreement, the following conditions are met:

                    (i) Licensed Articles are produced under satisfactory working conditions and in accordance with all applicable laws and regulations (including those regarding wages and hours); and

                    (ii)  Convict or forced or child labor shall not be used.

                (b) In the event Licensee engages a contractor or supplier (hereinafter, "CONTRACTOR"), including without limitation an affiliate of Licensee, in connection with the manufacture of the Licensed Articles, of any Protectible Materials (as defined below) and/or of a significant component of the Licensed Articles themselves and/or of any component thereof bearing any of the Licensed Marks, Licensee shall, immediately upon retention of such Contractor furnish Licensor, in writing, with the name and address of the Contractor and a description of the Licensed Articles or components involved. Licensee shall specifically obtain and maintain in its files the Contractor's written agreement (a) to abide by the provisions of this Agreement relating to confidentiality, quality standards and trademark protection (including, without limitation, a prohibition against distribution by the Contractor of any Licensed Articles or Protectible Materials (if any)--including overruns or Articles which are unacceptable because damaged or defective--to any person other than Licensee), (b) to produce Licensed Articles under satisfactory working conditions and in accordance with all applicable laws and regulations (including those regarding wages and hours), (c) to refrain from using convict or forced or child labor and (d) to permit Licensor to exercise its rights to obtain current production samples and of inspection set forth in paragraph 6.03 below (together, the "CONTRACT CONDITIONS"). Notwithstanding any contrary provision of paragraph 2.01 above, Licensor acknowledges that, due to the particular nature of manufacturing demands associated with Articles, Licensee may find it necessary to manufacture Licensed Articles or Protectible Materials (if applicable) outside of the Territory and Licensor agrees that Licensee may do so, subject to prior notice to Licensor and to strict compliance with this paragraph 6.02. Licensee shall take all steps necessary to ensure that any subcontractor of any Contractor is subject to the Contract Conditions applicable to Contractors hereunder to the same extent such Contract Conditions are applicable to Contractors. The engagement of a Contractor by Licensee in compliance with the terms of this paragraph 6.02 shall not be deemed a sublicense hereunder and no such Contractor shall acquire any rights with respect to the Licensed Mark or any of the Company's Marks.

         6.03. (a) During the Term, Licensee, periodically, but at least once for each collection and at any other time as requested by Licensor, shall submit, free of any charge to Licensor, randomly selected then-current production samples of each Licensed Article and Packaging Materials so that Licensor may assure itself of the maintenance of the standards and specifications for each. Licensor may, at its election, retain any of such samples for its archival purposes. Licensor also shall have the right, upon reasonable advance notice to Licensee, to inspect the manufacturing process for each Licensed Article produced under this Agreement, at whatever place or places as such Licensed Articles are manufactured.

                (b) Notwithstanding any contrary provision herein, if, at any time, any, production sample is disapproved by Licensor on the grounds that such sample does not conform to the approved pre-production sample, Licensor shall so advise Licensee and, upon Licensee's receipt of such advice by any means, approval with respect to that Licensed Article shall be deemed revoked. If such advice is given orally, Licensor shall promptly confirm the content of such communication in writing; provided, that, notwithstanding any other provision of this Agreement to the contrary, the advice shall be deemed effective when made orally by Licensor. Upon Licensee's receipt of such advice, Licensee shall not manufacture or release that Licensed Article for public distribution until a new approval has been given for that Licensed Article.

                (c) Prior to the initial production of any stationery, invoices and other similar business papers (collectively, "BUSINESS DOCUMENTS") bearing the Licensed Marks or Company's Tradename and, thereafter, once during each Contract Year and at any other time upon Licensor's reasonable request, Licensee shall furnish Licensor with a reasonable number of samples of such business documents for approval by Licensor and its legal counsel. Licensee shall not modify approved business documents except upon prior express approval by Licensor and its legal counsel of any such modification.

         6.04. (a) Each licensed Article shall be manufactured, packaged, labeled, sold and distributed in accordance with all applicable international, national, state, provincial, local and other laws, rules and regulations (any of these a "LAW") governing the design, quality or safety of such Articles. Licensee expressly acknowledges that Licensor shall rely on Licensee to ensure that the manufacture, packaging, labeling, advertising, sale and distribution of Licensed Articles hereunder shall conform in all respects with all applicable Laws. Licensor's approval of any sample shall not be construed to mean that Licensor has determined that the sample conforms to the Laws.

                (b) Licensee shall display, including, without limitation, on all Packaging Materials for each Licensed Article and on all business documents, advertising, promotional, publicity and exploitation material relating to it, any Licensed Mark or Company's Tradename only in such form and manner as is consistent with standards promulgated by Licensor from time to time and specifically approved by Licensor and its legal counsel. Licensee also shall cause to appear on all such items, such legends, markings and notices as either may be required by any Law in the Territory or as Licensor reasonably may request. Licensee expressly acknowledges that it shall acquire no proprietary rights in the Licensed Marks by virtue of such use. Without limiting the generality of the foregoing, Licensee shall not use any tradename or other identifying marking owned by or associated with any department store or other retail establishment, wholesale outlet or other person, firm or corporation on Licensed Articles or containers therefore bearing the License Marks.

         6.05. With respect to any matter hereunder for which Licensor's approval is required, if Licensee timely submits those materials for which Licensor's approval is required and Licensor fails to disapprove any of them within ten (10) business days after Licensor's receipt thereof (or such longer period as Licensor may reasonably request), Licensor's approval shall be deemed given solely for the use for which approval was sought.


7.       ADVERTISING; SHOWROOM; MARKETING.

         7.01. (a) Prior to the "LAUNCH" of the initial collection of Licensed Articles, Licensee shall provide for Licensor's approval, an introductory marketing plan stating anticipated sales volume, accounts, product positioning (viz. competition), advertising and promotional support and such other relevant information as Licensor may reasonably request. Further, in addition to the advertising described below, Licensor and Licensee shall endeavor to agree upon the manner and media to be utilized in advertising and promoting and staging the launch (including the amounts to be expended by Licensee in connection therewith), provided, however, that Licensor's decision shall be final.

                (b) (i) Licensee acknowledges that, in recognition of the importance of advertising in developing and projecting the image of the Licensed Marks and in enhancing the sales of Licensed Articles, Licensor will conduct a program for all products bearing the Licensed Marks (the "IMAGE PROGRAM"). Licensor will develop and control the creative components of all advertising and related promotional material (including all publicity, whether through media placement or "events") to be used in the Image Program. Licensor will determine the media to be used for advertisements and the advertising agency(ies) to be used and all national (including for purposes of this paragraph Licensor-placed regional and local) advertisements will be placed by

Licensor. The Image Program shall include all of the activities undertaken by Licensor to develop and promote the Company's Marks.

                    (ii) In connection with the Image Program, Licensee shall pay to Licensor in each Contract Year an amount equal to [ * ] of Net Sales hereunder for said Contract Year (the "IMAGE FUND PAYMENT"); provided, however, that the Image Fund Payment for any Contract Year, after the Initial Contract Year, shall be not less than [ * ] (the "MINIMUM IFP") which shall be payable in accordance with paragraph 7.01(b)(v) below. Notwithstanding the generality of the foregoing, in the Initial Contract Year the Image Fund Payment shall be [ * ], of which a portion to be determined by Licensor shall be utilized in advertising, promoting and staging the launch, as contemplated in paragraph 7.01(a) above.

                    (iii) The Image Fund Payment shall be used by Licensor for purposes of advertising and promoting the Licensed Articles. However, if Licensor elects to do brand advertising of the Licensed Mark on television, Licensor may apply up to one-half (1/2) of the Image Fund Payment for such purpose.

                    (iv) The Image Fund Payment shall be computed and paid quarterly at the time Licensee renders it statements in accordance with Paragraph 10.01 hereunder. The Image Fund Payment shall be due and payable whether or not a payment of Sales Royalty is due for any particular Accounting Period. The Image Fund Payment shall be in addition to any other monies payable hereunder and shall not be credited against and/or recoupable from Sales Royalties otherwise payable to Licensor hereunder.

                    (v) Without limiting the generality of the foregoing, after the Initial Contract Year Licensee shall pay an amount equivalent to [ * ] of the Minimum IFP at the beginning of each calendar quarter and, in addition, during any Contract Year, if Licensor incurs Image Program expenses in connection with Licensed Articles which exceed the Image Fund Payment made to date in such Contract Year, Licensor shall render, and Licensee shall promptly pay, Licensor's invoice in the amount of such excess. Each amount paid by Licensee under this paragraph shall be treated as an advance against and deductible from Licensee's next-following Image Fund Payment when it comes due in the ordinary course. For clarification: The Image Program expenses for which Licensor may request an advance pursuant to this paragraph shall be in an amount consistent with Licensor's Image Program budget (which shall be known to Licensee). To the extent that Licensee's Image Fund Payments in any Contract Year exceed the actual Image Program expenses in connection with Licensed Articles for such Contract Year, the excess will be added to the Image Program budget in connection with Licensed Articles for the next Contract Year; provided, however, that at the normal expiration of this Agreement, if Licensee has paid excess Image Fund Payments in the final Contract Year, the amount of such excess shall be repaid to Licensee by Licensor within a reasonable period after Licensor receives Licensee's final accounting statement hereunder.

         7.02. (a) (i) In addition to its participation in the Image Program, in each Contract Year, Licensee shall fund a budget in an amount not less than [ * ] ([ * ] in the Initial Contract Year) of its projected Net Sales of Licensed Articles to enable Licensee to conduct other advertising and promotion, including in-store sales promotion, as it deems appropriate for the successful implementation of its business plan for the sale of Licensed Articles (the "MINIMUM ADVERTISING OBLIGATION"). At least fifty percent (50%) of Licensee's Minimum Advertising Obligation shall be expended for purposes other than co-op advertising.

                    (ii) To satisfy the Minimum Advertising Obligation, under and with the direction and supervision of Licensor, Licensee will develop advertising and marketing plans and programs for each collection of Licensed Articles (including but not limited to such items as the amounts to be spent by the Licensee upon trade, consumer and co-op advertising for the Licensed Articles) for each Contract Year. Licensor shall develop and control the creative components of all advertising material. All advertising and all marketing plans and programs, including without limitation advertising visuals and copy, media selection and schedules and sales promotions (such as, but not limited to, "gifts with purchase") whether developed by Licensor or Licensee shall be subject to the prior express written approval of Licensor.

                    (iii) With respect to co-op ads, Licensee shall obtain Licensor's prior approval of the creative components of any advertising materials Licensee elects to provide to its customers for use in co-op ads, store catalogs and the like. In addition, Licensor and Licensee shall jointly develop guidelines with respect to Licensed Articles which Licensee shall furnish to its customers who wish to participate in Licensee's co-op advertising program, but Licensee shall not be deemed to have breached this Agreement if its customers fail to follow such guidelines.

                (b) (i) The following items shall be considered expenditures which will be included in determining whether Licensee has satisfied the Minimum Advertising Obligation: cooperative advertising; trade advertising; additional related materials, such as printed materials, brochures, post cards and product guides; visual merchandise, such as display materials and point-of-purchase materials; and consumer media/print advertising.

                    (ii) Licensee shall reimburse Licensor, promptly after receipt of Licensor's invoice, for Licensor's reasonable costs incurred in connection with the development of materials for Licensee's use in satisfying its Minimum Advertising Obligation, it being acknowledged and agreed that costs incurred in connection with the development of materials requested by Licensee or in accordance with a budget developed by the parties shall be deemed "reasonable".

                    (iii) For clarification: The cost of printing and producing Packaging Materials and the like shall not be credited against the Minimum Advertising Obligation nor shall any product design expenses incurred by Licensee be credited against the Minimum Advertising Obligation.

         7.03. Licensee agrees to create a separate division (the "DIVISION") to conduct its business in Licensed Articles pursuant to this Agreement, which Division may share general administration, operations, warehousing and manufacturing facilities and functions with Licensee's other divisions. Licensee shall employ an executive, reasonably acceptable to Licensor, to be in charge of and work exclusively for the Division and a Marketing and Sales Manager, also reasonably acceptable to Licensor, who shall devote his time exclusively to the marketing and sale of the Licensed Articles. In addition, Licensee shall maintain an adequate staff, including a sales force and in-store consultants, solely for the sale of Licensed Articles and service to Licensee's customers for Licensed Articles.

         7.04. (a) During the Term, Licensee shall maintain a separate showroom exclusively for the display of Licensed Articles. Said showroom shall be decorated in a manner approved by Licensor to be consistent in design and appearance with Licensor's designated showroom concept. Licensee's showroom shall be staffed and maintained in a manner commensurate with the reputation and prestige of the Licensed Marks as a designation for highest quality products. For clarification: Licensor acknowledges that Licensee has retained representatives who show the Licensed Articles to customers through regional markets throughout the United States. Licensee hereby expressly agrees to inform its representatives of the requirement to maintain a separate area, visibly and clearly, demarcated from other areas of its showroom and decorated in a suitable manner, for the display of Licensed Articles. Licensee acknowledges that the acts of said representatives shall be deemed Licensee's acts for all purposes hereunder. As used in this paragraph 7.04, references to "SHOWROOM" shall be deemed to include exhibit facilities maintained by Licensee or its representatives at trade shows where Licensed Articles are shown and/or sold.

                (b) (i) It is the parties' intent and Licensee agrees that an essential element of marketing Licensed Articles shall be the development and installation of in-store shops to house only Licensed Articles ("SHOPS"). Licensor and Licensee shall mutually agree as to those accounts where a Shop will be required (each, a "KEY ACCOUNT"), it being acknowledged by Licensee that the establishment of Shops in Key Accounts is a material obligation of Licensee hereunder. In those accounts which are not Key Accounts, Licensee will require a so-called "soft shop" to house the Licensed Articles. As used herein, a "SOFT SHOP" means a separate area for Licensed Articles within a larger department for Articles generally, which shall be appropriate in size to carry a representative assortment of each Product Category and which shall feature signage and other fixtures or icons bearing the Licensed Marks.

                    (ii) With respect to all material aspects of the design and construction of Shops, including fixtures, furnishings and signage, Licensee shall consult with Licensor. Licensee shall not modify Licensor's direction except with Licensor's express prior approval which shall not be unreasonably withheld or delayed. Through its store customer service program,

Licensee shall, at all times, assure that each Key Account maintains its Shops in a clean and attractive condition equal to the standard of competitors' in-store shops.

                    (iii) Licensee shall be responsible for all expenses incurred in carrying out its obligations under this paragraph 7.04(b). If Licensor incurs any costs primarily in connection with the foregoing, Licensee shall reimburse Licensor promptly after receipt of Licensor's invoice therefor.

         7.05. (a) Licensee acknowledges the importance to the development of the image and reputation of the Licensed Marks of displaying the full range of products bearing the Licensed Marks. Accordingly, in each season Licensee shall provide representative samples of Licensed Articles to Licensor, without charge, for display in the New York showroom maintained by Licensor for its apparel bearing the Licensed Marks or for its licensed products generally. Such samples shall be made available to Licensor upon Licensor's reasonable request, so that the Licensed Articles may be merchandised and shown with the applicable clothing line and with other products bearing the Licensed Marks. Licensee shall also provide to Licensor, without charge, additional samples as may be required for advertising and publicity needs.

                (b) Upon Licensor's request, Licensee shall provide Licensor with a reasonable number of Licensed Articles as requested by Licensor, for use in connection with its fashion shows, which Licensed Articles shall be from the current collection in process. Licensee acknowledges that some of such shows shall take place prior to the commencement of production of such Licensed Articles and that License shall be required to provide pre-production samples.

                (c) For control purposes, Licensee may elect to "memo bill" Licensor, at Licensee's direct cost therefor, for the samples provided. Upon return of the samples, the "memo bill" shall be promptly canceled.


8.       GUARANTEED MINIMUM ROYALTY.

         8.01. In consideration of both the license granted and the services to be performed by Licensor hereunder, during the Initial Contract Year of the Term, Licensee shall pay the Licensor a Guaranteed Minimum Royalty in the amount of [ * ], and for each succeeding Contract Year during the Term, a Guaranteed Minimum Royalty in an amount equal to [ * ] of the Sales Royalty (as hereinafter defined) earned hereunder for the preceding Contract Year, but not less than [ * ] in the second Contract Year and, thereafter, [ * ] (the "BASE AMOUNT").

         8.02. The Guaranteed Minimum Royalty payable for each Contract Year shall be paid to Licensor in equal monthly installments on the first business day of each month during each such Contract Year, except that, for the Initial Contract Year, the Guaranteed Minimum Royalty shall be paid as follows:
(a) [ * ], upon execution of this Agreement and (b) the balance in equal monthly installments commencing July 1, 1999. If [ * ] of the Sales Royalty exceeds the Base Amount, the increase in the amount of the Guaranteed Minimum Royalty to be paid over the Base Amount will be determined at the time Licensee renders its accounting for the just-concluded Contract Year and appropriate adjustments to the amount of the monthly installments in the current Contract Year will be made.

         8.03. The Guaranteed Minimum Royalty paid for each Contract Year is non-refundable but shall be credited against and recouped from the Sales Royalty otherwise payable for that Contract Year, as provided in Section 9 below.


9.       SALES ROYALTY.

         9.01. In consideration of both the license granted and the services to be performed by Licensor hereunder, Licensee shall pay to Licensor a Sales Royalty equal to [ * ] of all Net Sales.

         9.02. The Sales Royalty hereunder shall be accounted for and paid quarterly within thirty (30) days after the last business day of each Accounting Period during the Term. The Sales Royalty earned for each Accounting Period shall be computed in accordance with paragraph 10.01 below.

         9.03. No payment of Sales Royalty for any Accounting Period shall reduce the Guaranteed Minimum Royalty due to Licensor for said Contract Year; provided, however, that if the aggregate of the Guaranteed Minimum Royalty and any additional Sales Royalty actually paid to Licensor for a particular Contract Year (the "TOTAL PAID ROYALTY") exceeds the aggregate Sales Royalty earned by Licensor hereunder for said Contract Year, then the amount by which the Total Paid Royalty exceeds the greater of the Guaranteed Minimum Royalty or the Sales Royalty earned shall be deemed "EXCESS ROYALTY" and Licensee may recoup the amount of the Excess Royalty from the Sales Royalty otherwise payable to Licensor in the next Contract Year, not withstanding any contrary provision of this Agreement. Except as expressly provided in the immediately preceding sentence, no payment of Sales Royalty for any Contract Year shall reduce the Guaranteed Minimum Royalty or the Sales Royalty due to Licensor for any other Contract Year. Without limiting the generality of the foregoing, if Licensee pays an Excess Royalty in the final Contract Year, Licensor shall repay the amount of such Excess Royalty to Licensee within thirty (30) days after Licensor's receipt of Licensee's final accounting statement documenting such Excess Royalty.


10.      ACCOUNTING STATEMENTS AND OPERATING REPORTS.

         10.01. Licensee shall deliver to Licensor at the time each Sales Royalty payment is due, a statement in the form set forth in Schedule 10.01 attached hereto and made a part hereof, signed and certified as accurate by the Chief Financial Officer of Licensee. With respect to each Licensed Mark and Product Category, the statement shall provide the following information concerning the calculation of the amount payable for the period covered by the statement (the "REPORTING PERIOD"):

                (a) the gross sales of all Licensed Articles shipped during the Reporting Period;

                (b) the amount of any approved deductions from gross sales including for allowable returns actually received during the Reporting Period, or trade discounts actually taken;

                (c) the Net Sales;

                (d) the amount of Sales Royalty earned hereunder on said Net Sales for the Reporting Period;

                (e) the total amount of Sales Royalty earned in the current Contract Year (including Sales Royalty earned in the Reporting Period); and

                (f) the amount of Sales Royalty payable this Reporting Period after deduction from the amount shown in (e) of the amount of the Guaranteed Minimum Royalty and Sales Royalty actually paid in the current Contract Year through the end of the Reporting Period.

                  The amount payable for the Reporting Period shall be the aggregate of the amount calculated in accordance with the preceding sub-paragraphs (a) through (f) and the amount of the Image Fund Payment due hereunder for the Reporting Period. The Image Fund Payment shall be in addition to any other monies payable hereunder and shall not be credited against and/or recoupable from Sales Royalties otherwise payable to Licensor hereunder. In a supplemental statement for the Reporting Period, Licensee shall show the amount of Net Sales through Normal Retail Channels, the amount of Special Promotion Sales, the amount of Net Sales of Discontinued Goods, and, by country, the Net Sales made pursuant to a distribution right granted under Section 18 below. Such statement shall be furnished to Licensor irrespective of the quantity of Licensed Articles that have been sold during the Reporting Period. Accounting statements and payments shall be sent to Licensor to the attention of the Chief Financial Officer, with a copy to the President of Licensor's Licensing Division.

         10.02. During each Contract Year, Licensee shall provide Licensor with additional information concerning its business hereunder. Licensor intends that this information shall be the basis for its periodic business-review meetings with Licensee.

                (a) Within thirty (30) days after the last business day of the second and fourth Accounting Periods of each Contract Year during the Term, Licensee shall deliver to Licensor an Operating Report setting forth, separately for each Product Category (if applicable), the following: (i) the total amount spent by Licensee, in addition to the Image Fund Payments, for the advertising and promotion of Licensed Articles during the particular Contract Year through the end of the most recently completed two (2) Accounting Periods indicating the amounts paid for cooperative advertisements separately from other advertising and promotion; (ii) stated separately, by account, those amounts paid for promotions and/or cooperative advertisements (indicating the medium in which said advertising appeared); (iii) by account, including accounts in any Foreign Territory where sale of Licensed Articles is permitted in accordance with Section 18 below, Net Sales (in dollars and units), and (iv) Net Sales by style (in dollars, units and average price and accompanied by a photo or line drawing), for the top 20 styles. The information requested in the foregoing subsections (iii) and (iv) shall be provided separately for petites, missy and large sizes, if applicable. The Operating Report shall be in the form set forth in Schedule 10.02 attached hereto and made a part hereof, signed and certified as accurate by a duly authorized officer of Licensee. Upon Licensor's reasonable request, Licensee shall deliver to Licensor, together with the Operating Report, copies (such as tear sheets) of all advertisements relating to the Licensed Marks and Licensed Articles placed by Licensee or on its behalf during the Accounting Periods covered by the report.

                (b) Not later than October 15th of each Contract Year, Licensee shall furnish Licensor its quarterly sales projections for the Licensed Articles (by Product Category) for the next Contract Year. Not later than June 15th of each Contract Year, Licensee shall furnish Licensor with any revision of its sales projections by quarter, for the current Contract Year. Sales projections shall be accompanied by the assumptions on which such projection is based.

                (c) Operating Reports and projections shall be sent to Licensor to the attention of the President of Licensor's Licensing. Division, with a copy to Licensor's Chief Financial Officer.

         10.03. Receipt or acceptance by Licensor of any of the statements furnished, or of any sums paid, pursuant to this Agreement shall not preclude Licensor from questioning their correctness at any time.

         10.04. (a) Licensee shall maintain appropriate books of account in which accurate entries shall be made concerning all transactions within the scope of this Agreement. Licensee acknowledges that it is Licensor's policy to conduct audits of its licensees periodically, whether or not Licensor has any concern that an audit is necessary. Therefore, during the Term, and for a period of twelve (12) calendar months thereafter, Licensor shall have the right, through any of its employees or other authorized representative of its choice, upon reasonable advance notice to Licensee, to examine and copy all or part of these books of account and al I other records, documents and material in the possession or under the control of Licensee with respect to the subject matter of this Agreement. Without limiting the generality of the foregoing, Licensee shall maintain supporting customer invoices and such other documents as may be reasonably required to substantiate royalty statements rendered and operating reports hereunder and to enable Licensor to confirm that all Licensed Articles are accounted for, including without limitation for each style of Licensed Article, the quantity of each such style manufactured and sales information indicating by month, by customer and in the aggregate the style number, quantity and invoice price of all Licensed Articles shipped.

                (b) Licensee shall make all payments required to be made to eliminate any discrepancy revealed by an audit within fifteen (15) days after Licensor's demand therefor, plus interest at the prime rate prevailing from time to time in New York, New York at Citibank, N.A., plus two percent (2%), on such unpaid royalties from the date(s) said royalties were originally due and payable. In addition, if Licensee's payment or aggregate of payments for any period covered by an audit of Licensee's books and records (the "AUDIT PERIOD") was less than the amount which should have been paid by a sum equal to or greater than two percent (2%) of the aggregate royalty reported to Licensor during the Audit Period or $10,000 per 12-month period encompassed by the Audit Period (whichever is less), Licensee shall reimburse Licensor for the cost of such audit.

                (c) All books of account and records shall be kept available by Licensee for at least four (4) full calendar years after the end of each calendar year of the Term.

11.      INTELLECTUAL PROPERTY.

         11.01. (a) (i) Licensee shall not question or otherwise challenge, either directly or indirectly, during the Term or after the termination or expiration of the Term, Licensor's ownership of the entire right, title and interest (including any and all accompanying goodwill) in and to the Licensed Marks or Company's Tradename, the validity of this Agreement or the validity of any registration or application for registration by Licensor of the Licensed Marks. Licensee acknowledges and agrees that, to the extent that any goodwill and other rights attach to or arise in connection with the use of the Licensed Marks by Licensee, Licensee hereby assigns any and all such goodwill and rights, at such time as they may be deemed to accrue, to Licensor.

                    (ii) Licensee agrees that it will not make application in its own name for registration of the Licensed Marks but Licensee shall promptly supply Licensor with all material it may request for such purposes and give Licensor its full cooperation in connection therewith. Licensee shall at any time, whether during or after the Term, execute any documents requested by Licensor to confirm Licensor's ownership of the Licensed Marks or to record Licensee as a licensee or registered user of the Licensed Marks; provided, however, that in the event of any ambiguity or conflict between any provision of any such document and any provision of this Agreement, this Agreement shall prevail. Without limiting the generality of the foregoing, Licensee shall provide Licensor with a duplicate original of each of the first three (3) invoices for shipments for bona fide commercial sale of the Licensed Articles in interstate commerce in the United States.

                (b) Licensee shall use Company's Tradename and the Licensed Marks strictly in compliance with all applicable legal requirements. Licensee shall not, at any time, do or suffer to be done any act or thing which may be offensive to good taste or would in any way adversely affect any rights in and to Company's Tradename and the Licensed Marks or any applications and/or registrations therefor or which, directly or indirectly, may reduce the value of Company's Tradename and the Licensed Marks or injure their reputation. Licensee shall not, and shall cause its customers to not, sell, advertise, promote or exploit Licensed Articles in a manner inconsistent in any way with Licensor's rights with respect to or that may reduce the value of Company's Tradename and Company's Marks, including the Licensed Marks.

                (c) In the event Licensor and Licensee decide to use one or more newly-created names to designate particular styles or attributes unique to Licensed Articles or some of them (hereinafter referred to as "CREATED MARKS"), Licensor shall be the owner of all rights in said Created Marks, trademark registration (if any) shall be in Licensor's name and references in this Agreement to Licensed Marks, including in this Section 11, shall be deemed to include all or any Created Marks, except as expressly stated herein.

                    (i) The decision to adopt a Created Mark and the form of each such Created Mark shall be determined by mutual agreement of Licensor and Licensee, but if the parties are unable to agree, Licensor's decision shall prevail.

                    (ii) During the Term, before a trademark previously registered to Licensee but not otherwise identified with a Licensee product which is not a Licensed Article is adopted and used as a Created Mark on or with Licensed Articles, Licensor and Licensee shall enter into an appropriate agreement confirming that Licensor may continue to use and grant others (including a successor licensee) the right to use said proposed Created Mark as a trademark on (or designation for) Licensed Articles following the termination or other expiration of the Term. Such agreement shall contain such terms and conditions as are usual and customary in other similar agreements and appropriate to the circumstances as they then appear.

         11.02. Licensee expressly acknowledges and agrees that nothing in this Agreement will be deemed in any way to constitute an assignment by Licensor of Company's Tradename and the Licensed Marks or of any rights with respect thereto, or to give Licensee any right, title or interest in or to Company's Tradename and the Licensed Marks (except the right to make use thereof as herein provided).

         11.03. Licensee shall promptly notify Licensor, in writing, of any actual, suspected or apparent infringement or counterfeit of any of the Licensed Marks or any unfair competition, "passing off" or other violation (collectively "INFRINGEMENT") of the Licensed Marks that comes to the attention of Licensee. Licensee will cooperate with Licensor, and, if requested by Licensor, shall join with Licensor, in such action as Licensor in its discretion may deem advisable, it being understood and agreed that Licensor may elect, in its sole discretion, to refrain from taking any action. The proceeds of any settlement of or recovery from any such action shall be shared by Licensor and Licensee pro-rata in proportion to their respective contribution to the costs and expenses incurred in connection with such action. Any non-monetary rights obtained as a result of any such action shall belong entirely to Licensor. Licensee shall have no right to take any action with respect to any Licensed Mark without Licensor's prior written approval. Licensor shall not be liable to Licensee or any other person or entity for any damages or otherwise by reason of any Infringement.

         11.04. Any copyright, patent, industrial design right, or design patent which may be created in any Licensed Article, Licensor fabrication, sketch, design, advertising, Packaging Materials or the like designed or approved by Licensor in connection with Licensed Articles (hereinafter, collectively, "PROTECTIBLE MATERIALS") and all Unique Styles shall be the property of Licensor. To the extent that any Material is or contains any content that is eligible for copyright protection pursuant to the Copyright Act of 1976, such Material or content thereof shall be considered a "work made for hire" (as such term is defined in the Copyright Act of 1976), and all rights with respect thereto shall be automatically assigned to Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Licensor in the Protectible Materials, including, without limitation, filing any application in its name to record any claims to copyrights, patents or design patents in Licensed Articles, and upon Licensor's request, shall do all things reasonably required by Licensor to preserve and protect said rights, including, without limitation, placing an appropriate copyright or industrial design right notice on all Licensed Articles and the Protectible Materials therefor. Licensee shall at any time, whether during or after the Term, execute any documents requested by Licensor to confirm Licensor's ownership of the Protectible Materials; provided, however, that in the event of any ambiguity or conflict between any provision of any such document and any provision of this Agreement, this Agreement shall prevail.


12.      INDEMNIFICATION; INSURANCE

         12.01. Licensee shall release, defend, hold harmless and indemnify Licensor and its agents from and against any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) which Licensor may incur or be obligated to pay or for which it may become liable or be compelled to pay in any action, claim or proceeding against it arising out of or in connection with Licensee's performance of this Agreement, including without limitation on account of any alleged defect in any Licensed Article produced by or for Licensee under this Agreement or the manufacture, labeling, sale, distribution or advertisement of any Licensed Article by Licensee in violation of any Law. Licensor shall give Licensee prompt notice of any such claim or suit. Notwithstanding the foregoing, Licensor may elect to take sole control of such proceedings and settlements thereof, at Licensee's expense, if (a) the same would be reasonably likely to adversely affect the Licensed Marks and (b) an adverse result would be reasonably likely to irreparably damage Licensor's goodwill. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

         12.02. Licensor shall release, defend, hold harmless and indemnify Licensee from any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) arising solely out of a third-party claim concerning the use by Licensee of the Licensed Marks as authorized in this Agreement in any jurisdiction included within the purview of trademark registration in the United States; provided, however that Licensor's liability to Licensee shall be limited to the amount of royalties paid by Licensee to Licensor during the pendency of said claim or suit. Licensee shall give Licensor prompt notice of any such claim or suit. Licensor shall have the right to undertake and conduct the defense of any suit so brought through counsel of Licensor's choice.

         12.03. At all times during which Licensed Articles are being sold, Licensee shall, at its own expense, procure and maintain in full force and effect with a responsible insurance carrier reasonably acceptable to Licensor a public liability insurance policy including products liability coverage with respect to Licensed Articles, as well as contractual liability coverage with respect to this Agreement, with a limit of liability of not less than $10,000,000. Said insurance policy shall include Licensor as an additional insured and shall provide for at least sixty (60) days prior written notice to Licensor of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of liability insurance which covers products other than Licensed Articles, including any such policies currently owned by Licensee. Without limiting the generality of the foregoing, Licensee's policies of casualty insurance shall provide that the insurance carrier may take no action with respect to Licensed Articles or the Licensed Marks if such action would constitute a breach by Licensee of any of the provisions of this Agreement. Licensee shall deliver a certificate of such insurance to Licensor promptly following complete execution of this Agreement and annually thereafter shall furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this paragraph 12.03 shall be deemed to limit, circumscribe or affect in any way the indemnification provisions of paragraph 12.01 above.


13.      EFFECT OF EXPIRATION OR TERMINATION.

         13.01. The termination of this Agreement, for any reason, shall be without prejudice to any other right or remedy Licensor may have -- including without limitation, all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of Company's Tradename and the Licensed Marks, to collect monies payable by Licensee hereunder and to be compensated for damages for breach of this Agreement -- and such rights and remedies are hereby expressly reserved. Licensee acknowledges that Licensor has no adequate remedy hereunder or at law for Licensee's use of the Licensed Marks and Company's Tradename in violation of this Agreement and Licensor shall be entitled to injunctive relief or other equitable remedies therefor. Without limiting the generality of the foregoing, any amounts expended by Licensor or Licensee in connection with this Agreement are expended with the knowledge that this Agreement may be terminated in accordance with its terms.

         13.02. (a) If either party serves upon the other pursuant to an express provision of this Agreement a notice (the "TERMINATION NOTICE") that it desires to terminate this Agreement or that it desires that the Term shall not be extended, Licensor's obligation to submit designs pursuant to paragraph 4.02 shall immediately terminate and, within twenty (20) days after the date of the Termination Notice, Licensee shall deliver to Licensor the following: (i) a complete list of Licensee's then-current accounts for Licensed Articles and, for each account, Net Sales for the last-completed Contract Year, indicating regular price and off-price sales; (ii) a list of each style, indicating total Net Sales dollars and units for the last-completed Contract Year, as well as Licensee's published list price and suggested retail price, if any; (iii) a list of the "top 20" selling styles for the last-completed Contract Year, and two (2) samples of each. All information shall be stated separately with respect to each of the Licensed Marks and each Product Category.

                (b) Contemporaneously with the delivery of the information requested in paragraph 13.02(a), Licensee shall also deliver a complete and accurate schedule of Licensee's inventory of Licensed Articles and, to the extent available, related work in process and materials then on hand, in the possession of Contractors and in transit including non-cancelable orders identifiable to Licensed Articles and/or bearing the Licensed Marks (hereinafter referred to as "INVENTORY"). The Inventory schedule shall be prepared as of the close of business on the date of such Termination Notice. Except as Licensor may otherwise agree, all cancelable orders for the production of Licensed Articles and/or related materials used to produce Licensed Articles shall promptly be canceled.

                (c) (i)   If the date of termination stated in the Termination
Notice is not the expiration date contemplated in paragraph 3.01 above, Licensee's rights to manufacture Licensed Articles hereunder shall terminate as of the date of the Termination Notice and, except as Licensor may otherwise expressly agree in writing, all cancelable orders for the production of Licensed Articles and/or related materials used to produce Licensed Articles shall promptly be canceled and no new production shall be started.

                    (ii) If the date of termination stated in the Termination Notice is the expiration date contemplated in paragraph 3.01 above, Licensee's rights to manufacture Licensed Articles hereunder shall terminate as of the expiration date. To facilitate the orderly disposition of Licensee's Inventory of Licensed Articles, during the final three (3) months of the Term, Licensee's Inventory of Licensed Articles shall not exceed its Inventory on-hand during the immediately-preceding three (3) months and Licensee shall manufacture and take delivery of only such additional quantity of Licensed Articles as are reasonably necessary to enable Licensee to fill orders from its customers on-hand at the commencement of said three-month period or reasonably expected, based upon Licensee's prior experience.

                (d) Neither Licensor nor Licensee shall make any announcement concerning the expiration or termination of this Agreement except as the parties shall mutually agree and except as otherwise required by law.

         13.03. Notwithstanding the expiration or other termination of the Term, Licensee shall not be released from any obligation that accrued prior to the date of expiration or termination and Licensee shall remain bound by the provisions of this Agreement which by their terms impose upon Licensee obligations extending beyond the date of expiration or other termination.

         13.04. (a) Except as otherwise specifically provided in this section 13, on the expiration or termination of the Term, all of the rights of Licensee under this Agreement to use the Licensed Marks and Company's Tradename as provided herein shall immediately terminate and shall revert automatically to Licensor; all Sales Royalties on sales theretofore made shall become immediately due and payable; and Licensee shall discontinue forthwith all use of Company's Tradename and the Licensed Marks, shall no longer have the right to use Company's Tradename and the Licensed Marks or any variation or simulation thereof and shall, promptly upon Licensor's written request, free of charge, execute any and all documents Licensor may deem necessary or desirable to the effect that Licensee no longer has the right to manufacture, advertise, promote and sell Licensed Articles hereunder or to use the Licensed Marks (and if Licensee fails to do so promptly, Licensor shall have the right to sign such documents as it deems reasonably necessary on Licensee's behalf). In addition, Licensee shall thereupon destroy, or, if requested by Licensor, shall deliver to Licensor all samples in its possession and all Packaging Materials, advertisements, advertising materials of all kinds and other material in its possession with Company's Tradename and the Licensed Marks thereon. In addition, an updated Inventory schedule, including the direct cost of each item as shown on Licensee's books, shall be prepared as of the close of business on the date of such expiration or termination.

                (b) If Licensee does not have the right to continue to sell its Inventory pursuant to paragraph 13.05 below or if Licensee advises Licensor that it does not intend to attempt to sell off its Inventory, Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete updated Inventory schedule in written form, to purchase any or all of the Inventory for an amount equal to the cost of the Inventory being purchased or its fair market value, whichever is lower. In the event such purchase option is exercised by Licensor, Licensee shall deliver to Licensor or its designee all of the Inventory referred to therein within fifteen (15) days after Licensor's said notice of exercise of its option. Licensor shall pay Licensee for such Inventory as is in marketable, first quality condition within thirty (30) days after its receipt thereof. Licensee's rights with respect to disposal of the Inventory shall not be altered in the event Licensor does not exercise its purchase option hereunder.

         13.05. (a) If the Term expires or is terminated by Licensor other than for any breach arising from material misuse of Company's Tradename and the Licensed Marks or any failure to make any payment when due hereunder (whether or not subsequently paid) or pursuant to paragraph 3.04(a) and 3.04(b) above, Licensee (but no other person, including for this purpose any person having a security interest in the Inventory) shall be entitled, for an additional period of four (4) months only on a non-exclusive basis to sell and dispose of its remaining Inventory of Licensed Articles on hand at the expiration or other termination of the Term from, but only from, the final seasonal collection sold hereunder. All sales pursuant to this paragraph shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon. Such accounting and payment shall be due in accordance with sections 9 and 10 above, except that accounting and payment shall be made monthly within thirty (30) days after the last business day of each calendar month in the sell-off period, and a final accounting and payment shall be due within thirty (30) days after the close of the said four (4) month period.

                (b) If, during the sell-off period, Licensee wishes to sell any of its Inventory other than in Normal Retail Channels, or if Licensee wishes to sell all or substantially all of the Inventory to a single purchaser or group of related purchasers, Licensor shall, in such event, have a right of first refusal with respect to any such sale at a price equal to the price to be paid to Licensee by the proposed purchaser, which right shall be exercisable only by notice in writing delivered to Licensee within ten (10) business days after Licensor receives written notice from Licensee setting forth the cost of the Inventory covered by the proposed sale and all of the pertinent details thereof, including, without limitation, the name of the proposed purchaser and the proposed purchase price. If Licensor does not exercise its rights to purchase hereunder, Licensee may proceed with the proposed sale with the purchaser and at the price offered to Licensor. All sales other than in Normal Retail Channels shall be deemed sales of Discontinued Goods for all purposes hereunder. However, if the proposed sale is to a single purchaser or group of related purchasers, in lieu of any other royalty otherwise payable hereunder, Licensee shall pay to Licensor, within fifteen (15) business days after its receipt thereof, an amount equal to fifty percent (50%) of the amount by which the purchase price for the Inventory exceeds Licensee's cost for such Inventory as reflected on the Inventory schedule submitted by Licensee pursuant to paragraph 13.04.

         13.06. (a) No receiver, liquidator, assignee, trustee or custodian appointed to administer the affairs of Licensee, sheriff or any other officer of the court or official charged with taking custody of Licensee's assets or business shall have the right to continue the performance of this agreement on behalf of Licensee or to exploit or use Company's Tradename and/or the Licensed Marks in any way.

                (b) Notwithstanding the provisions of paragraph 13.06(a) above, if the Bankruptcy Code or any amendment, supplement or successor thereto (the "CODE") permits a trustee in bankruptcy of Licensee (or Licensee, as Debtor-in-Possession) to assume this Agreement and either does so and, thereafter, desires to assign this Agreement to a third person in compliance with the requirements of the Code, the trustee or Licensee as the case may be, shall notify Licensor of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to Licensor of an option to have this Agreement assigned to it or to its designee for such consideration, or its



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


equivalent in money, and upon such terms as are specified in the notice. Said option may be exercised only by written notice given to the trustee or Licensee, as the case may be, by Licensor within fifteen (15) days after Licensor's receipt of the aforesaid notice from such party, or within such shorter period as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to exercise its said option within the aforestated exercise period, the trustee or Licensee, as the case may be, may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any such bankruptcy proceeding.

14.      REPRESENTATIONS AND WARRANTIES.

         14.01. Licensor represents and warrants that it is a limited liability company in good standing under the laws of the State of New York and that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensor further represents and warrants that it has granted no other existing license to use the Licensed Marks on Articles for sale in the Territory and that it shall grant no such other license during the Term except in accordance with the provisions hereof.

         14.02. Licensee represents and warrants that it is a corporation incorporated in California and in good standing under the laws of said State, that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and that the party signing on its behalf is duly authorized to do so.

         14.03. Each of Licensee and Licensor represents and warrants that it did not engage any broker in connection with this Agreement or the transactions contemplated hereby.

15.      FORCE MAJEURE.

         15.01. Neither party hereto shall be under any liability hereunder to the other on account of any loss, damage or delay occasioned or caused by lockouts, strikes, riots, fires, explosions,

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blockade, civil commotion, epidemic, insurrection, war or warlike condition, the elements, embargoes, failure or inability to obtain material or transportation facilities, acts of God or the public enemy, compliance with any law, regulation or other governmental order or other causes beyond the control of the party affected, whether or not similar to the foregoing; provided, however, that if such condition continues for three (3) months and is not industry-wide but applies only to Licensee, Licensor may terminate the Term on thirty (30) days' written notice which may be given at any time after said three (3) month period and provided, further, that nothing herein shall at any time excuse any accrued obligation for the payment of money.

16.      ASSIGNABILITY.

         16.01. (a) The rights granted herein are personal to Licensee and Licensee may not assign or sublicense any or all of its right or delegate any of its duties under this Agreement. Any deliberately attempted assignment, sublicense, or delegation or any one of these purportedly occurring by virtue of the operation of law shall be void and shall constitute grounds for termination of this Agreement which termination shall be effective on the fifteenth (15th) day following the date of Licensor's notice.

                (b) Without limiting the generality of the foregoing, if Licensee contemplates the sale or other disposition of any portion of its business or assets related to the subject matter of this Agreement, including without limitation through a sale of stock, or if there is a change of control or management of Licensee, Licensee shall promptly inform Licensor and shall provide Licensor with sufficient information concerning the proposed transaction and/or transferee to enable Licensor to make an informed decision whether in its discretion, the nature of the proposed transaction, the parties participating therein or the resulting ownership of Licensee would materially adversely impact upon or affect the Licensed Marks or their use in connection with the Licensed Articles or Licensee's ability to meet all of its obligations under this Agreement. Licensor shall notify Licensee of its decision within twenty (20) business days after it receives all of the information referred to in the preceding sentence or such other additional information as Licensor may reasonably request. If Licensor approves the proposed transaction, which approval must be in writing, Licensor's right to terminate this Agreement pursuant to this paragraph shall not arise. For avoidance of doubt: If Licensor fails to approve the proposed transaction and Licensee elects to transfer ownership or control of its business or assets related to the subject matter of this Agreement in the absence of such approval, Licensor may elect to terminate this Agreement in accordance with paragraph 16.01(a).

         16.02. This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensor's successors, transferees and assigns and Licensee's permitted successors, transferees and assigns.


17.      NOTICES.

         17.01. Any notice or other communication under this Agreement will be in writing and will be considered given when delivered personally, sent by confirmed telefax or delivered by an overnight courier service (such as Federal Express or DHL) which requires the addressee to acknowledge receipt thereof or by certified mail, return receipt requested, to the parties at the following addresses, or at such other address as a party may specify by notice to the other:

          TO LICENSOR:      Anne Klein Company LLC
                            11 West 42nd Street
                            New York, New York 10036
                            Attention: President,
                            Anne Klein Licensing Division

with a copy to Licensor's Senior Vice President and General Counsel at the same address (Fax number: (212) 626-6354).

          TO LICENSEE:      The Sirena Apparel Group, Inc.
                            10333 Vacco Street
                            South El Monte, California 91733-0307

                            Attention:        Maurice Newman, Chairman and CEO
                            Fax Number:       (626) 442-2280


18. INTERNATIONAL. Upon Licensee's written request, which must be accompanied by a marketing plan stating, inter alia, anticipated sales volume and accounts (initial and projected) (a "COUNTRY PLAN"), Licensor may elect in its discretion to grant Licensee permission to distribute Licensed Articles in a particular country (or countries) of the world outside of the Territory or to

"duty-free" shops for sale to international travelers and to airlines and cruise ship lines for on-board sales (hereinafter referred to as the "FOREIGN TERRITORY"), subject to the terms and conditions set forth in this section 18. Licensee acknowledges that under the applicable trademark laws of many countries of the world the filing of statutorily-mandated documents is a prerequisite to use of a trademark by any party other than the registered owner. Accordingly, Licensee shall not offer for sale or sell Licensed Articles for resale in any country which requires a document filing until an appropriate document has been filed. With respect to each particular Foreign Territory, if Licensor approves Licensee's request to distribute in a said Foreign Territory (an "APPROVED FOREIGN TERRITORY"), Licensee shall pay to Licensor a fee (the "FOREIGN TERRITORY FEE") to offset Licensor's costs associated with obtaining or maintaining trademark protection for the Licensed Marks in said Approved Foreign Territory or otherwise enabling Licensee to use the Licensed Marks in such country; the Foreign Territory Fee shall initially be the sum of [ * ]. The amount of the Foreign Territory Fee paid shall be deemed an advance against royalties otherwise payable by Licensee only with respect to sales of Licensed Articles in or to said Approved Foreign Territory.

         18.01. Licensee's right to distribute Licensed Articles in any particular Approved Foreign Territory shall continue only during the Term of this Agreement; provided, however, that Licensor reserves the right to and may terminate the distribution permission granted herein with respect to any particular Approved Foreign Territory on ninety (90) days prior written notice which may be given at any time and for any reason, including without limitation, if Licensee shall have failed to continue the sale and/or distribution of Licensed Articles to said particular Approved Foreign Territory in reasonable commercial quantities for a period longer than one selling season. Licensor's election to grant permission to distribute in a Foreign Territory shall not be construed to convey any rights in the Licensed Marks in said Approved Foreign Territory, except as expressly set forth in this section 18.

         18.02. (a) Licensee shall account for and pay royalties on Net Sales of Licensed Articles in or to the Approved Foreign Territory in accordance with this Agreement; provided, however, that (i) for purposes of computing the Sales Royalty payable, such Net Sales shall be deemed to be not less than the "Net Sales" of a corresponding sale at the prevailing wholesale price as if such sales had been made in Normal Retail Channels in the Territory; and (ii) on Licensee's statements, Net Sales made pursuant to a distribution right granted hereunder shall be shown separately for each Approved Foreign Territory. Notwithstanding the generality of the foregoing, if Licensee's sales to a Foreign Territory are made on a "first cost" price basis, then for purposes of royalty reporting said "first cost" price shall be deemed "Net Sales" with respect to such Foreign Territory and the Sales Royalty applicable to said sales shall be computed at the rate of [ * ] in lieu of the rate provided in paragraph 9.01 above.

                (b) If Net Sales are stated in a currency other than U.S. Dollars, they shall also be reported to Licensor, and the Sales Royalty payable thereon shall be calculated, in the U.S. Dollar equivalent at the selling price of such other currency as reported by The Wall Street Journal at the last business day of the Accounting Period for which such Royalty is payable. In addition, upon Licensor's reasonable request, Licensee shall furnish copies of its invoices showing sales in or to any particular Approved Foreign Territory. Without limiting the generality of the foregoing, Licensee shall provide Licensor with a duplicate original of each of the first three (3) invoices for bona fide commercial sale of Licensed Articles in or to each Approved Foreign Territory.

         18.03. In any particular season, Licensee shall distribute for sale in or to the Approved Foreign Territory, only those Licensed Articles approved by Licensor in each case for sale in such season in accordance with this Agreement. All marketing plans and programs, including sales promotions and any advertising use of the Licensed Marks, in connection with Licensed Articles in any Approved Foreign Territory shall comply with the applicable provisions of this Agreement; Licensee will use its reasonable efforts to make copies (such as tear sheets) of any such advertisements available to Licensor. Minimum advertising expenditure requirements in a particular Approved Foreign Territory shall be not less than [ * ] of wholesale sales based initially upon the Country Plan for each such country.

         18.04. Licensor and Licensee acknowledge that the Licensed Articles are intended to be of the highest quality and marketed in a manner commensurate with Licensor's standing and reputation in the apparel industry in the United States. Accordingly, and in order to maintain the reputation, image and prestige of the Licensed Marks, Licensee's primary distribution patterns shall consist of (a) those retail outlets in the particular Approved Foreign Territory previously approved by Licensor for the sale of products bearing the Licensed Marks and (b) subject to Licensor's reasonable approval, such other retail outlets in the particular Approved Foreign Territory whose location, merchandising and overall operations are consistent with the high quality of Licensed Articles and the reputation, image and prestige of the Licensed Marks. Except as expressly provided in this section 18, Licensee shall not sell Licensed Articles to anyone in the Approved Foreign Territory for resale except resale to a consumer for personal use nor shall Licensee make such sales to any entity which it knows or has reason to believe intends to export such Licensed Articles outside the particular Approved Foreign Territory.

         18.05. If Licensee plans to effect its right to distribute in a particular Approved Foreign Territory through the use of a third party distributor or through an affiliated company (the "DISTRIBUTOR"), Licensor's permission (if granted) will be subject to agreement by the Distributor (in writing) to the foregoing and to the following additional terms and conditions:

                (a) The Distributor's rights will cease immediately upon the expiration or other termination of this Agreement (if not sooner).

                (b) The Distributor will not manufacture Licensed Articles or affix any markings on the Licensed Articles (including on the packaging therefor, unless such markings are required by law in the particular Approved Foreign Territory and Licensor's prior approval has been sought and given).

                (c) The Distributor acknowledges that Distributor will not acquire any rights in the Licensed Marks as a result of such distribution and that any and all good will and other rights which attach to or arise in connection with the use of the Licensed Marks by the Distributor shall inure to the sole benefit of Licensor and shall remain vested therein.

                (d) The Distributor shall furnish Licensee with sales information sufficient to enable Licensee to comply on a timely basis with its reporting obligations hereunder, including without limitation those reporting obligations described in paragraph 10.01 and 10.02 above.

                (e) Licensee shall retain the right to sell directly to an Approved Foreign Account (as defined below).

                (f) Minimum advertising expenditure requirements shall be not less than [ * ] of wholesale sales based initially upon the Country
Plan for each particular country of the Distributor's Approved Foreign
Territory.

         18.06. Without limiting the generality of the foregoing, Licensor hereby gives permission to Licensee to distribute to those accounts in each Foreign Territory to which Licensor has approved the sale of products bearing the Licensed Marks (each, an "APPROVED FOREIGN ACCOUNT") as set forth on
Schedule 18.06 attached hereto, as it may be modified and supplemented from time to time. Licensee hereby agrees to notify Licensor prior to selling any Licensed Articles to an Approved Foreign Account or in or to an Approved Foreign Territory so that proper trademark protection may be timely arranged and to pay the applicable Foreign Territory Fee(s) in accordance with paragraph 18.01 above.


19.      MISCELLANEOUS.

         19.01. Nothing herein contained shall be construed to constitute Licensee a partner, franchisee, joint venturer, or agent of Licensor, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever, it being intended by the parties hereto that Licensee's relationship to Licensor hereunder shall be as an independent contractor responsible for its own actions. No supervision given by or assistance from Licensor shall be deemed to negate the foregoing.

         19.02. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.

         19.03. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect; provided, however, that no such determination shall excuse any accrued obligation for the payment of money.

         19.04. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

         19.05. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties either within or outside of the Territory pursuant to which it may grant a license to use the Licensed Marks in connection with the manufacture, advertising, promotion, distribution and sale of Articles outside the Territory at any time or in the Territory, but only if, pursuant to such third party agreements in the Territory, either the Articles are manufactured in the Territory solely for export outside the Territory or the collections of such Articles are not shipped for sale in the Territory prior to the expiration or termination date of the Term and the first collection of Articles to be sold thereunder is the collection following the last seasonal collection sold hereunder. Nothing herein contained shall be construed to prevent any such third party licensee from showing such Articles and accepting orders therefor prior to the termination hereof. Licensor shall notify Licensee in writing of its intention to terminate the Term due to Licensee's default and/or the execution of any agreement granting a license to use the Licensed Marks in connection with the sale and manufacture of Articles in the Territory as described in this paragraph 19.05.

         19.06. (a) This agreement is entered into in the State of New York and shall be construed in accordance with the internal substantive laws of New York applicable to contracts to be wholly performed therein and, to the extent applicable, the federal laws of the United States.

                (b) The parties agree that any action, suit or proceeding based upon any matter, claim or controversy arising hereunder or relating hereto shall be brought solely in the appropriate state or Federal Court in the State and County of New York; except that in the event either party is sued by a third party or joined in any other Court or in any forum by a third party in respect of any matter which may give rise to a claim hereunder, the parties consent to the jurisdiction of such court or forum over any claim which may be asserted therein between the parties hereto.

                    (i) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to object to the venue of the above-mentioned courts, including any claim that such action, suit or proceeding has been brought in an inconvenient forum.

                    (ii) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any matter directly or indirectly arising out of, under or in connection with this Agreement.

                    (iii) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to seek punitive damages in respect of any matter directly or indirectly arising out of, under or in connection with this Agreement.

                (c) Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods permitted by law, be served upon Licensee by delivering or mailing the same in accordance with paragraph 17.01 hereof.

         19.07. This writing sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, negotiations, arrangements or agreements. No modification, amendment, waiver, termination or discharge of this agreement shall be binding upon the parties unless confirmed by a written instrument signed by the duly authorized signatory of each.

         19.08. The parties agree to implement this Agreement by executing or causing to be executed such additional and subsidiary agreements and other documents as may be necessary or desirable fully to protect the Licensed Marks and effectively to carry out the terms of this Agreement in accordance with applicable laws and regulations.

         19.09. This document will not be binding on either party or constitute a note or memorandum of the material terms of an agreement until each party has received delivery of a copy executed on behalf of both parties.

Kindly indicate your acceptance of this agreement by signing below in the place provided.

                                                Very truly yours,

                                                ANNE KLEIN COMPANY LLC


                                                By: /s/ [Signature Illegible]
                                                   -----------------------------


                                                Date:  12/14/1998
                                                     ---------------------------


ACCEPTED AND AGREED:

THE SIRENA APPAREL GROUP, INC.


By: /s/ MAURICE B. NEWMAN
   ---------------------------


Date: 12/10/1998
     -------------------------

                            S C H E D U L E   1.05(A)
                                   ANNE KLEIN

                          Current Approved Account List




                                     [ * ]

                                     [ * ]

                                     [ * ]

                            S C H E D U L E   1.05(B)
               Additional Approved Accounts for Licensed Articles






                                     [ * ]

                             S C H E D U L E   2.03
                                OFF-PRICE STORES






                                     [ * ]

                              S C H E D U L E   4.04



Sirena Apparel Group, Inc.
10333 Vacco Street
South El Monte, CA 91733

SirenaMex S.A. de C.V.
Calz Constitucion entre
Yucatan y Michoacan S/N
San Luis, Sonora Mexico

Holly Bra of California
1112 North Seward Street
Hollywood, CA 90038-0369

IKA Textil S.A. de C.V.
Cerrada Benito Juarez No. 22
Col. San Pedro C.P. 72210
Puebla, Pue.  Mexico

Little Treasures
4666 San Fernando Road
Glendale, CA

                              S C H E D U L E  10.01
                            Statement - Sales Royalty

                                [to be provided]

                             S C H E D U L E   10.02
                          Semi-annual Operating Report








                                     [ * ]

                              S C H E D U L E   18.06





                                     [ * ]

                                     [ * ]







                                     Page 61